CONTACT:	W. Gray Hudkins President and Chief Executive Officer (212) 687-3260 ghudkins@pcgrpinc.com

FOR IMMEDIATE RELEASE

PC GROUP, INC. ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER AND
CHIEF OPERATING OFFICER

New York, New York – October 19, 2010 – PC Group, Inc. (OTCQB: PCGR, “PC Group” or the “Company”) today announced that Kathleen P. Bloch, the Company’s Vice President, Chief Operating Officer and Chief Financial Officer, has resigned her position effective November 5, 2010.
“We thank Kathy for her contributions and understand her interest in an opportunity closer to her New Jersey home.  We wish her luck with her future endeavors,” said W. Gray Hudkins, the Company’s President and Chief Executive Officer.  Mr. Hudkins added, “The Company is in the process of retaining a consultant to assist the Company in growing its revenues in its core markets, taking advantage of external growth opportunities and exploring strategic and financing alternatives.”
The Company, through its wholly-owned subsidiaries Twincraft and Silipos, offers a diverse line of bar soap and other gel-based products for the private label retail, medical and consumer markets. Silipos is also a provider of quality medical products to the orthopedic and prosthetic markets.  The Company is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.pcgrpinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the delisting of our common stock from the Nasdaq Capital Market and actions taken by holders of our common stock in response to this announcement; the willingness of market makers to continue to trade the Company's common stock on the Pink Sheets; the history of net losses and the possibility of continuing net losses during and beyond 2010; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products; the risk that any intangibles on our balance sheet may be deemed impaired resulting in substantial write-offs; the risk that we may not be able to raise adequate financing to fund our operations and growth  prospects; risks associated with our ability to repay debt obligations, including the risk that the Company is unable to refinance its 5% Convertible Notes; the cost and expense of complying with government regulations which affect the research,  development and formulation of our products; changes in our relationships with customers; declines in the business of our customers; the loss of major customers; risks associated with the acquisition and integration of businesses we may acquire; the risk that we may not find a suitable replacement Chief Financial Officer, and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our website at www.pcgrpinc.com or the Securities and Exchange Commission’s website at www.sec.gov.